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                                                                   EXHIBIT 10.16

[LOGO OF NETVANTAGE, INC.]
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JUNE 25, 1996



Mr. George M. Pontiakos
25081 Eaton Lane
Laguna Niguel, CA 92677


Dear George:

I am pleased to extend to you this offer of employment with NetVantage. Your title will be Vice President, Operations. This position reports to directly to me. Compensation for this position is as follows:

1) An exempt starting salary of $4,615.38 (reviewed annually) to be paid bi-weekly. Further, you will be eligible for a quarterly bonus of up to five percent (5%) of your base salary based on your performance against mutually agreed to operational objectives. You will also be eligible for an additional five percent (5%) bonus assuming the company reaches its revenue objective for the year and a five percent (5%) bonus if the company reaches its profit objectives for the year. The annual revenue and profit targets will be finalized at the next Board of Directors meeting in July.

2) NetVantage has established qualified Employee Stock Option Plans (ESOPs). I will recommend to the Board of Directors that you be granted an option of 50,000 shares from the NetVantage 1996 ESOP. The per-share strike price of the 1996 ESOP options will be the average of the bid/ask price of the common A shares on NASDAQ on the date of the grant by the Board. These options have a four (4) year vesting period. You will also be eligible for additional option grants throughout the year based on outstanding performance and contributions to the company. These grants are at the discretion of the Board.

3) Should your employment be terminated for any reason, other than cause, you will be granted a severance package based on the following schedule:

             At the end of the first 30 days of employment:   2 months severance

             At the end of the first 60 days of employment:   an additional 2
                                                              months severance

             At the end of the first 120 days of employment:  an additional 2 months severance

     Therefore, at the end of your first 120 days of employment your full 6 months severance package will be vested. Severance will be based on your base salary in effect at the time of termination. Bonus compensation and/or any allowances will not apply to the monthly severance dollar amount. Should you voluntarily resign your position, NetVantage will not be obligated to provide any severance payments. Finally, should the current President and CEO be forcibly removed from his position, you will have the option of resigning from the company within ninety (90) days of said removal and receiving twelve (12) months severance.

4)        You will also be paid a $500.00 monthly car allowance.

5) NetVantage provides health and dental insurance, there is a modest shared premium equal to one half of the dental premium.

6)        Two weeks vacation and 10 paid holidays per year are provided.
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Assuming the above offer is acceptable to you, please sign below and return the original document, along with a proposed start date, to my attention. If you have any questions, please feel free to contact me. The members of the NetVantage team look forward to a long and mutually beneficial business relationship.


Sincerely,                        Accepted:


/s/ Stephen R. Rizzone   /s/ [Signature Appears Here]   7/8/96
Stephen R. Rizzone       ----------------------------   --------------------
President & CEO                                         Proposed start date
NetVantage, Inc.